Exhibit 99.1

MAA

Earnings Release | Supplemental Data

Second Quarter 2019

www.maac.com

1859

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	13
Other Key Definitions	14
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Redevelopment Pipeline/Multifamily Lease-up Communities/2019 Acquisition Activity & Disposition Activity (Through June 30, 2019)	S-8
Investments in Unconsolidated Real Estate Entities	S-9
Debt and Debt Covenants as of June 30, 2019	S-10
2019 Guidance/Reconciliation of Net Income per Diluted Common Share Guidance to FFO and AFFO per Share Guidance	S-12
Credit Ratings/Common Stock/Investor Relations Data	S-13

OVERVIEW

MAA REPORTS SECOND QUARTER RESULTS

GERMANTOWN, TN, July 31, 2019 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended June 30, 2019.

Net Income Available for Common Shareholders

For the quarter ended June 30, 2019, net income available for MAA common shareholders was $61.0 million, or $0.53 per diluted common share, compared to $58.9 million, or $0.52 per diluted common share, for the quarter ended June 30, 2018. Results for the quarter ended June 30, 2019 included $4.6 million, or $0.04 per diluted common share, of non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares. Results for the quarter ended June 30, 2018 included $4.4 million, or $0.04 per diluted common share, of income related to the settlement of an executive life insurance policy claim and $2.8 million, or $0.02 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares.

For the six months ended June 30, 2019, net income available for MAA common shareholders was $123.7 million, or $1.09 per diluted common share, compared to $107.0 million, or $0.94 per diluted common share, for the six months ended June 30, 2018. Results for the six months ended June 30, 2019 included $4.1 million, or $0.04 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares and $9.2 million, or $0.08 per diluted common share, of gains related to the sale of real estate assets. Results for the six months ended June 30, 2018 included $4.4 million, or $0.04 per diluted common share, of income related to the settlement of an executive life insurance policy claim and $2.9 million, or $0.03 per diluted common share, of gains related to the sale of real estate assets. Non-cash income related to the embedded derivative in the preferred shares was negligible for the six months ended June 30, 2018.

Funds from Operations (FFO)

For the quarter ended June 30, 2019, FFO was $185.7 million, or $1.57 per diluted common share and unit, or per Share, compared to $182.9 million, or $1.55 per Share, for the quarter ended June 30, 2018.  Results for the quarter ended June 30, 2019 included $4.6 million, or $0.04 per Share, of non-cash income related to the embedded derivative in the preferred shares.  Results for the quarter ended June 30, 2018 included $4.4 million, or $0.04 per Share, of income related to the settlement of an executive life insurance policy claim and $2.8 million, or $0.02 per Share, of non-cash income related to the embedded derivative in the preferred shares.

For the six months ended June 30, 2019, FFO was $372.1 million, or $3.15 per Share, compared to $352.6 million, or $2.99 per Share, for the six months ended June 30, 2018.  Results for the six months ended June 30, 2019 included $4.1 million, or $0.03 per Share, of non-cash expense related to the embedded derivative in the preferred shares and $9.2 million, or $0.08 per Share, of gains related to the sale of non-depreciable real estate assets.  Results for the six months ended June 30, 2018 included $4.4 million, or $0.04 per Share, of income related to the settlement of an executive life insurance policy claim.  Non-cash income related to the embedded derivative in the preferred shares was negligible for the six months ended June 30, 2018.

A reconciliation of FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “Demand for apartment housing remains strong across our high-growth Sunbelt markets.  Rent growth trends are the strongest we have captured over the past eight quarters and performance is ahead of expectations.  As a result, we have increased our revenue forecast for the year and also increased our expectations for higher FFO growth.”

Highlights

•

Property revenues from the Same Store Portfolio increased 3.2% during the second quarter of 2019 as compared to the same period in the prior year, which was a 90 basis point improvement from the performance in the first quarter of 2019.  Results were driven by a 3.2% growth in Average Effective Rent per Unit and continued strong Average Physical Occupancy of 96.0%.

•	Property operating expenses for the Same Store Portfolio increased 3.6% during the second quarter of 2019 as compared to the same period in the prior year.
•	Net Operating Income, or NOI, from the Same Store Portfolio increased 3.0% during the second quarter of 2019 as compared to the same period in the prior year.
•

As a result of the strong performance year-to-date, MAA is revising revenue growth expectations for the Same Store Portfolio from a mid-point of 2.3% to a mid-point of 3.0%.  In addition, NOI for the Same Store Portfolio for the year has been increased from a mid-point of 1.8% to 3.0%.

•

Strong demand for apartment housing continues to support low resident turnover as resident move outs for the Same Store Portfolio for the second quarter of 2019 remained low at 47.3% on a rolling twelve month basis.

•

As of the end of the second quarter of 2019, MAA had five development projects under construction, which included 1,090 units, with a total projected cost of $230.5 million and an estimated $148.0 million remaining to be funded.

•

As of the end of the second quarter of 2019, MAA had two properties in their initial lease-up, and average physical occupancy for the lease-up portfolio was 63.8%.  These properties are expected to stabilize over the remainder of 2019.

•	Redevelopment activity across the portfolio remains robust with plans to upgrade interiors at 7,500 to 8,500 units over the course of the year with expected rent increases averaging 9% to 10%.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were stabilized and owned by MAA at the beginning of the previous year.

The Same Store Portfolio revenue growth of 3.2% during the second quarter of 2019 was primarily a result of a 3.2% increase in Average Effective Rent per Unit, as compared to the same period in the prior year.  Rent growth for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 5.0% during the second quarter of 2019, a 170 basis point improvement over the performance from same period in the prior year.  Average Physical Occupancy for the Same Store Portfolio was strong at 96.0% for the second quarter of 2019, consistent with the same period in the prior year.  Property operating expenses increased 3.6% for the second quarter of 2019 as compared to the same period in the prior year, primarily driven by a 4.6% increase in real estate property taxes. This resulted in Same Store Portfolio NOI growth of 3.0% for the second quarter of 2019 as compared to the same period in the prior year.

The Same Store Portfolio revenue growth of 2.8% during the six months ended June 30, 2019 was primarily a result of a 3.1% increase in Average Effective Rent per Unit, as compared to the same period in the prior year.  Rent growth for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 4.5% during the six months ended June 30, 2019, a 200 basis point improvement over the performance from same period in the prior year.  Average Physical Occupancy for the Same Store Portfolio was strong at 95.9% for the six months ended June 30, 2019, a slight decrease from 96.1% in the same period in the prior year.  Property operating expenses increased 2.8% for the six months ended June 30, 2019 as compared to the same period in the prior year, primarily driven by a 5.3% increase in real estate property taxes. This resulted in Same Store Portfolio NOI growth of 2.7% for the six months ended June 30, 2019 as compared to the same period in the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Development and Lease-up Activity

As of the end of the second quarter of 2019, MAA had five development communities under construction.  Total development costs for the five communities are projected to be $230.5 million, of which an estimated $148.0 million remained to be funded as of the end of the second quarter of 2019.  The expected average stabilized NOI yield on these communities is 6.2%. During the second quarter of 2019, MAA funded $25.9 million of construction costs on current and completed development projects.  MAA expects to complete two of these developments in the second half of 2019, one development in the first half of 2020, one in the second half of 2020 and one in the first half of 2021.

During the second quarter of 2019, MAA had two apartment communities, Sync 36 I and Post River North, both located in Denver, Colorado, complete their initial lease-up and move into MAA's stabilized portfolio.  MAA had two apartment communities, containing a total of 578 units, remaining in initial lease-up as of the end of the second quarter of 2019: 1201 Midtown II, located in Charleston, South Carolina and Post Centennial Park, located in Atlanta, Georgia.  Physical occupancy for both of these lease-up projects averaged 63.8% at the end of the second quarter of 2019.

Acquisition and Disposition Activity

In April 2019, MAA acquired a two acre parcel of land located in the Orlando, Florida market and is currently performing pre-development work with a development start expected in late 2019.

In April 2019, MAA closed on the disposition of a four acre land parcel located in the Huntsville, Alabama market.

Redevelopment Activity

MAA continues its redevelopment program at select apartment communities throughout the portfolio.  During the second quarter of 2019, MAA redeveloped the interiors of 2,185 units at an average cost of $5,547 per unit, bringing the total units renovated during the six months ended June 30, 2019 to 3,864 at an average cost of $5,831 per unit.  MAA expects a total of 7,500 to 8,500 units to be redeveloped in 2019, achieving average rental rate increases of approximately 9% to 10% above non-renovated units.

Capital Expenditures

Recurring capital expenditures totaled $24.4 million for the second quarter of 2019, or approximately $0.20 per Share, as compared to $24.9 million, or $0.21 per Share, for the same period in the prior year.  These expenditures led to Adjusted Funds from Operations, or AFFO, of $1.37 per Share for the second quarter of 2019, compared to $1.34 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the second quarter of 2019 were $29.9 million, as compared to $36.2 million for the same period in the prior year. These expenditures led to Funds Available for Distribution, or FAD, of $131.5 million for the second quarter of 2019, compared to $121.9 million for the same period in the prior year.

Recurring capital expenditures totaled $36.9 million for the six months ended June 30, 2019, or approximately $0.31 per Share, as compared to $34.4 million, or $0.29 per Share, for the same period in the prior year.  These expenditures led to AFFO of $2.84 per Share for the six months ended June 30, 2019, compared to $2.70 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the six months ended June 30, 2019 were $55.7 million, as compared to $62.3 million for the same period in the prior year. These expenditures led to FAD of $279.5 million for the six months ended June 30, 2019, compared to $255.9 million for the same period in the prior year.

A reconciliation of FFO, AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, AFFO and FAD, can be found later in this release.

Financing Activities

During the second quarter of 2019, MAA's operating partnership, Mid-America Apartments, L.P. (referred to as MAALP or the Operating Partnership), entered into a new unsecured revolving credit facility, replacing the previous credit facility, with a borrowing capacity remaining at $1.0 billion and an option to expand to $1.5 billion. The new facility extends the maturity date of the credit facility to May 2023 with two six-month extension options, and bears interest at the London Interbank Offered Rate, or LIBOR, plus a spread based on an investment ratings grid, currently at 0.83%.  As of June 30, 2019, there was no outstanding balance drawn on the credit facility.

During the second quarter of 2019, MAALP established a $500.0 million unsecured commercial paper program (the “CP Program”) in the United States. Under the CP Program, MAALP may issue, from time-to-time, commercial paper notes up to a maximum aggregate amount outstanding of $500.0 million.  As of June 30, 2019, approximately $367.0 million of borrowings were outstanding on the CP Program with a weighted average interest rate of approximately 2.68% and a weighted average maturity of 16 days.

As of June 30, 2019, MAA had approximately $671.5 million combined cash and available capacity under MAALP's unsecured revolving credit facility, net of commercial paper borrowings.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the second quarter of 2019 were $113.4 million, as compared to $108.8 million for the same period in the prior year.

Balance Sheet

As of June 30, 2019:

•	Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 32.3%;
•	Total debt outstanding was $4.5 billion with an average effective interest rate of approximately 3.8%;
•	85.3% of total debt was fixed or hedged against rising interest rates for an average of approximately 7.7 years; and
•	Unencumbered NOI was 90.1% of total NOI, as compared to 92.6% as of December 31, 2018.

102nd Consecutive Quarterly Common Dividend Declared

MAA declared its 102nd consecutive quarterly common dividend.  The current annual dividend rate is $3.84 per common share, which was paid on July 31, 2019 to holders of record on July 15, 2019.

2019 Net Income per Diluted Common Share and FFO and AFFO per Share Guidance

MAA is updating and increasing prior 2019 guidance for Net income per diluted common share, as well as FFO per Share and AFFO per Share.  FFO and AFFO are non-GAAP measures.  Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO.  As outlined in the definitions of non-GAAP measures accompanying this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT's, definition. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets and certain other non-routine items.

Net income per diluted common share is expected to be in the range of $2.67 to $2.83 per diluted common share, or $2.75 per diluted common share at the midpoint, for the full year of 2019.  FFO per Share for the year is expected to be in the range of $6.20 to $6.36 per Share, or $6.28 per Share at the midpoint.  AFFO per Share for the year is expected to be in the range of $5.56 to $5.72 per Share, or $5.64 per Share at the midpoint.  MAA expects FFO for the third quarter of 2019 to be in the range of $1.51 to $1.59 per Share, or $1.55 per Share at the midpoint.  The full year guidance for Net income, FFO and AFFO assumes that the net impact from the fair value adjustment of the embedded derivative in the preferred shares will be $0, with the adjustment reflected in our fourth quarter forecast.  MAA does not forecast Net income per diluted share on a quarterly basis as it is not reasonable to accurately predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year).

Supplemental Material and Conference Call

Supplemental data to this release can be found under the "Financial Results" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss second quarter results Thursday, August 1, 2019, at 9:00 AM Central Time.  The conference call-in number is 877-830-2596.  You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com.  MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States.  As of June 30, 2019, MAA had ownership interest in 101,954 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning forecasted operating performance and results, property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;
•

adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;
•	failure of development communities to be completed, if at all, within budget and on a timely basis, to lease-up as anticipated or to achieve anticipated results;
•	unexpected capital needs;
•	changes in operating costs, including real estate taxes, utilities and insurance costs;
•	losses from catastrophes in excess of our insurance coverage;
•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;
•	loss of hedge accounting treatment for interest rate swaps;
•	the continuation of the good credit of our interest rate swap providers;
•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;
•	the effect of any rating agency actions on the cost and availability of new debt financing;
•

the effect of the phase-out of the London Interbank Offered Rate, or LIBOR, as a variable rate debt benchmark by the end of 2021 and the transition to a different benchmark interest rate could have adverse effects on our interest expense and our cash flow for general corporate requirements;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;
•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
•

our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;
•	cyber liability or potential liability for breaches of our privacy or information security systems;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory tax changes;
•	legal proceedings relating to various issues, which, among other things, could result in a class action lawsuit;
•	compliance costs associated with laws requiring access for disabled persons; and
•	other risks identified in this press release and, from time to time, in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business.  Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Rental and other property revenues	$407,390	$390,073	$808,568	$776,090

Net income available for MAA common shareholders	$60,995	$58,885	$123,733	$106,982

Total NOI(1)	$253,248	$241,343	$505,049	$482,956

Earnings per common share:(2)
Basic	$0.53	$0.52	$1.09	$0.94
Diluted	$0.53	$0.52	$1.09	$0.94

Funds from operations per Share - diluted:(2)
FFO(1)	$1.57	$1.55	$3.15	$2.99
AFFO(1)	$1.37	$1.34	$2.84	$2.70

Dividends declared per common share	$0.9600	$0.9225	$1.9200	$1.8450

Dividends/ FFO (diluted) payout ratio	61.1%	59.5%	61.0%	61.7%
Dividends/ AFFO (diluted) payout ratio	70.1%	68.8%	67.6%	68.3%

Consolidated interest expense	$45,936	$43,585	$91,636	$84,490
Mark-to-market debt adjustment	86	2,901	171	5,852
Debt discount and debt issuance cost amortization	(1,835)	(1,501)	(3,640)	(2,884)
Capitalized interest	705	488	1,093	1,283
Total interest incurred	$44,892	$45,473	$89,260	$88,741

Amortization of principal on notes payable	$1,825	$2,580	$3,672	$5,290

(1) A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO and AFFO to Net income available for MAA common shareholders.

(2) See the "Share and Unit Data" section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)

Dollars in thousands, except share price
	June 30, 2019	December 31, 2018
Gross Assets(1)	$14,066,436	$13,873,068
Gross Real Estate Assets(1)	$13,900,428	$13,735,247
Total debt	$4,539,989	$4,528,328
Common shares and units outstanding	118,133,172	117,955,568
Share price	$117.76	$95.70
Book equity value	$6,284,629	$6,381,603
Market equity value	$13,911,362	$11,288,348
Net Debt/Recurring Adjusted EBITDAre (2)	4.92x	4.99x

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.

(2) Recurring Adjusted EBITDAre in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre, Adjusted EBITDAre and Recurring Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues:
Rental and other property revenues	$407,390	$390,073	$808,568	$776,090
Expenses:
Operating expense, excluding real estate taxes and insurance	96,172	92,980	185,965	182,128
Real estate taxes and insurance	57,970	55,750	117,554	111,006
Depreciation and amortization	123,944	122,925	246,733	243,669
Total property operating expenses	278,086	271,655	550,252	536,803
Property management expenses	13,454	11,396	27,296	24,276
General and administrative expenses	10,598	9,211	23,751	19,343
Merger and integration related expenses	—	2,826	—	6,625
Interest expense	45,936	43,585	91,636	84,490
(Gain) loss on sale of depreciable real estate assets	—	(2)	13	(2)
Gain on sale of non-depreciable real estate assets	(297)	(2,761)	(9,260)	(2,911)
Other non-operating income	(4,775)	(8,032)	(5,710)	(5,691)
Income before income tax expense	64,388	62,195	130,590	113,157
Income tax expense	(682)	(570)	(1,323)	(1,210)
Income from continuing operations before real estate joint venture activity	63,706	61,625	129,267	111,947
Income from real estate joint venture	435	356	832	854
Net income	64,141	61,981	130,099	112,801
Net income attributable to noncontrolling interests	2,224	2,174	4,522	3,975
Net income available for shareholders	61,917	59,807	125,577	108,826
Dividends to MAA Series I preferred shareholders	922	922	1,844	1,844
Net income available for MAA common shareholders	$60,995	$58,885	$123,733	$106,982

Earnings per common share - basic:
Net income available for common shareholders	$0.53	$0.52	$1.09	$0.94

Earnings per common share - diluted:
Net income available for common shareholders	$0.53	$0.52	$1.09	$0.94

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net Income Shares (1)
Weighted average common shares - basic	113,838	113,646	113,783	113,595
Effect of dilutive securities	249	207	211	174
Weighted average common shares - diluted	114,087	113,853	113,994	113,769
Funds From Operations Shares And Units
Weighted average common shares and units - basic	117,935	117,783	117,886	117,754
Weighted average common shares and units - diluted	118,139	117,951	118,079	117,922
Period End Shares And Units
Common shares at June 30,	114,043	113,808	114,043	113,808
Operating Partnership units at June 30,	4,090	4,136	4,090	4,136
Total common shares and units at June 30,	118,133	117,944	118,133	117,944

(1) For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2019, expected to be filed with the SEC on or about August 1, 2019.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands
	June 30, 2019	December 31, 2018
Assets
Real estate assets:
Land	$1,883,960	$1,868,828
Buildings and improvements and other	11,775,716	11,670,216
Development and capital improvements in progress	97,526	59,506
	13,757,202	13,598,550
Less: Accumulated depreciation	(2,791,606)	(2,549,287)
	10,965,596	11,049,263
Undeveloped land	58,257	58,257
Investment in real estate joint venture	43,997	44,181
Real estate assets, net	11,067,850	11,151,701
Cash and cash equivalents	40,972	34,259
Restricted cash	16,712	17,414
Other assets	149,296	120,407
Total assets	$11,274,830	$11,323,781

Liabilities and equity
Liabilities:
Unsecured notes payable	$3,879,526	$4,053,302
Secured notes payable	660,463	475,026
Accrued expenses and other liabilities	450,212	413,850
Total liabilities	4,990,201	4,942,178
Redeemable common stock	12,103	9,414
Shareholders' equity:
Preferred stock	9	9
Common stock	1,138	1,136
Additional paid-in capital	7,146,076	7,138,170
Accumulated distributions in excess of net income	(1,086,665)	(989,263)
Accumulated other comprehensive loss	(9,092)	(212)
Total MAA shareholders' equity	6,051,466	6,149,840
Noncontrolling interests - Operating Partnership units	215,404	220,043
Total Company's shareholders' equity	6,266,870	6,369,883
Noncontrolling interest - consolidated real estate entities	5,656	2,306
Total equity	6,272,526	6,372,189
Total liabilities and equity	$11,274,830	$11,323,781

RECONCILIATION OF FFO, AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net income available for MAA common shareholders	$60,995	$58,885	$123,733	$106,982
Depreciation and amortization of real estate assets	122,323	121,745	243,533	241,311
(Gain) loss on sale of depreciable real estate assets	—	(2)	13	(2)
Depreciation and amortization of real estate assets of real estate joint venture	166	144	311	289
Net income attributable to noncontrolling interests	2,224	2,174	4,522	3,975
Funds from operations attributable to the Company	185,708	182,946	372,112	352,555
Recurring capital expenditures	(24,358)	(24,925)	(36,918)	(34,402)
Adjusted funds from operations	161,350	158,021	335,194	318,153
Redevelopment capital expenditures	(14,826)	(13,645)	(27,271)	(24,429)
Revenue enhancing capital expenditures	(9,813)	(9,345)	(17,852)	(14,008)
Commercial capital expenditures	(1,037)	(3,288)	(2,456)	(4,339)
Other capital expenditures	(4,187)	(9,885)	(8,164)	(19,512)
Funds available for distribution	$131,487	$121,858	$279,451	$255,865

Dividends and distributions paid	$113,373	$108,787	$226,644	$217,528

Weighted average common shares - diluted	114,087	113,853	113,994	113,769
FFO weighted average common shares and units - diluted	118,139	117,951	118,079	117,922

Earnings per common share - diluted:
Net income available for common shareholders	$0.53	$0.52	$1.09	$0.94

Funds from operations per Share - diluted	$1.57	$1.55	$3.15	$2.99
Adjusted funds from operations per Share - diluted	$1.37	$1.34	$2.84	$2.70

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Operating Income
Same Store NOI	$237,305	$237,439	$230,414	$474,744	$462,069
Non-Same Store NOI	15,943	14,362	10,929	30,305	20,887
Total NOI	253,248	251,801	241,343	505,049	482,956
Depreciation and amortization	(123,944)	(122,789)	(122,925)	(246,733)	(243,669)
Property management expenses	(13,454)	(13,842)	(11,396)	(27,296)	(24,276)
General and administrative expenses	(10,598)	(13,153)	(9,211)	(23,751)	(19,343)
Merger and integration expenses	—	—	(2,826)	—	(6,625)
Interest expense	(45,936)	(45,700)	(43,585)	(91,636)	(84,490)
(Loss) gain on sale of depreciable real estate assets	—	(13)	2	(13)	2
Gain on sale of non-depreciable real estate assets	297	8,963	2,761	9,260	2,911
Other non-operating income	4,775	935	8,032	5,710	5,691
Income tax expense	(682)	(641)	(570)	(1,323)	(1,210)
Income from real estate joint venture	435	397	356	832	854
Net income attributable to noncontrolling interests	(2,224)	(2,298)	(2,174)	(4,522)	(3,975)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(1,844)	(1,844)
Net income available for MAA common shareholders	$60,995	$62,738	$58,885	$123,733	$106,982

RECONCILIATION OF EBITDA, EBITDAre, ADJUSTED EBITDAre AND RECURRING ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Twelve Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	December 31, 2018
Net income	$64,141	$61,981	$248,321	$231,022
Depreciation and amortization	123,944	122,925	492,823	489,759
Interest expense	45,936	43,585	180,740	173,594
Income tax expense	682	570	2,724	2,611
EBITDA	234,703	229,061	924,608	896,986
(Gain) loss on sale of depreciable real estate assets	—	(2)	54	39
Adjustments to reflect the Company's share of EBITDAre of unconsolidated affiliates	339	303	1,311	1,242
EBITDAre	235,042	229,362	925,973	898,267
Loss (gain) on debt extinguishment (1)	47	—	(1,905)	(2,179)
Net casualty gain and other settlement proceeds (1)	(309)	(794)	(1,774)	(724)
Gain on sale of non-depreciable assets	(297)	(2,761)	(10,881)	(4,532)
Adjusted EBITDAre	234,483	225,807	911,413	890,832
Merger and integration expenses	—	2,826	2,486	9,112
Recurring Adjusted EBITDAre	$234,483	$228,633	$913,899	$899,944

(1)	Included in Other non-operating income in the Consolidated Statements of Operations

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	June 30, 2019	December 31, 2018
Unsecured notes payable	$3,879,526	$4,053,302
Secured notes payable	660,463	475,026
Total debt	4,539,989	4,528,328
Cash and cash equivalents	(40,972)	(34,259)
Net Debt	$4,499,017	$4,494,069

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	June 30, 2019	December 31, 2018
Total assets	$11,274,830	$11,323,781
Accumulated depreciation	2,791,606	2,549,287
Gross Assets	$14,066,436	$13,873,068

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	June 30, 2019	December 31, 2018
Real estate assets, net	$11,067,850	$11,151,701
Accumulated depreciation	2,791,606	2,549,287
Cash and cash equivalents	40,972	34,259
Gross Real Estate Assets	$13,900,428	$13,735,247

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, is composed of EBITDAre adjusted for net gain or loss on non-depreciable asset sales, insurance and other settlement proceeds, and gain or loss on debt extinguishment.  As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance.  MAA's computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre.  Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Adjusted Funds From Operations (AFFO)

AFFO is composed of FFO less recurring capital expenditures. In order to better align the classification of capital expenditures with business goals, certain capital expenditures related to commercial properties have been reclassified out of recurring and revenue enhancing capital expenditures for comparative purposes. AFFO should not be considered as an alternative to Net income available for MAA common shareholders.  As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes.  As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA, as defined above, excluding the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA's share of EBITDAre of unconsolidated affiliates.  As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA's definition of EBITDAre is in accordance with NAREIT's definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Funds Available for Distribution (FAD)

FAD is composed of FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders.  As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures.  Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company.  While MAA's definition of FFO is in accordance with NAREIT's definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies.  FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation.  MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate

NON-GAAP FINANCIAL MEASURES (CONTINUED)

assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and Cash and cash equivalents.  MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents.  MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring Adjusted EBITDAre

Recurring Adjusted EBITDAre represents Adjusted EBITDAre further adjusted to exclude certain items that are not considered part of MAA's core business operations such as acquisition and merger and integration expenses.  MAA believes Recurring Adjusted EBITDAre is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.  MAA's definition of Recurring Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Recurring Adjusted EBITDAre. Recurring Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for the respective period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

Non-Same Store Portfolio

Non-Same Store Portfolio includes recent acquisitions, communities that have been identified for disposition, communities that have undergone a significant casualty loss, and stabilized communities that do not meet the requirements defined by the Same Store Portfolio.

OTHER KEY DEFINITIONS (CONTINUED)

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the Same Store Portfolio.  Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Unencumbered NOI

Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP's bond covenants).

CONTACT:  Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com